Exhibit 99.1

Azur Holdings, Inc.
633 S.E. 3rd Ave., Suite 203
Ft. Lauderdale, FL 33301
(954) 763-1515 www.AzurHoldings.com

Azur Contact:
Steven Craney, Investor Relations
(954) 763-1515
StevenC@AzurHoldings.com

FOR IMMEDIATE RELEASE

Closing date extension reached between Azur Holdings and Forsythe Partners, LLC.

FT. LAUDERDALE, FL, October 5, 2006- Azur Holdings, Inc. (OTC BB: AZHI.OB), (Frankfurt: HCPB.F), is a luxury residential, hotel and resort development company.

The Company, in a news release made on August 9, 2006, announced a joint development with Forsythe Partners, LLC. for the construction of a 126-unit condominium project, “The Islands at Shell Landing” scheduled to close on October 4, 2006. The Company and Forsythe Partners, LLC. have entered into an agreement to extend the closing date to October 16, 2006.

About The Islands at Shell Landing
The Islands at Shell Landing are a 126-unit condominium project located approximately 20 minutes from the beachfront casinos in Biloxi, Mississippi, one of the top gaming and entertainment destinations in the Southeast United States. The Islands are part of Azur Shell Landing Resort, a Planned Unit Development consisting of 1,200 acres which boasts an award-winning Davis Love III Signature golf course, driving range, beautiful clubhouse, and fine dining.

About Azur Holdings, Inc.
Azur Holdings, Inc., based in Fort Lauderdale, Florida, is a publicly traded company that currently develops and markets luxury residential and resort properties. Additionally, the Company has several real estate projects under consideration, including the purchase and development of luxury hotels and resorts, domestically and internationally, and land purchases in strategic areas that can provide inventory for future development. For additional information about Azur Holdings, Inc., go to www.AzurHoldings.com.

The Private Securities Litigation Reform Act of 1995 may provide a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Azur Holdings, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.